                               ESYNCH CORPORATION
                            (a Delaware Corporation)
                        One Technology Drive, Building H
                                Irvine, CA 92618

                  (Principle Executive Offices of the Company)

          NOTICE OF WRITTEN CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

NOTICE IS HEREBY GIVEN that certain shareholders of eSYNCH CORPORATION, (hereinafter referred to as the "Company"), having more than fifty percent (50%) of the total voting shares of the Company, have provided their written consent to the proposed actions as set forth in the Information Statement, which actions shall take effect no sooner than 20 calendar days following the mailing of the herein Information Statement. The certain shareholder's written consents cover the following shareholder action:

(i) an Action by Written Consent dated July 15, 2003, over 50% of the Stockholders of the Company on the amendment to the Articles of Incorporation of the Company, as amended, to provide for a stock combination (reverse split) of the Common Stock in an exchange ratio to be approved by the Board, ranging from one newly issued share for each two outstanding shares of Common Stock to one newly issued share for each forty outstanding shares of Common Stock and the approval of a name change for the Company from eSynch Corporation to Mergence Corporation.

As of July 15, 2003, there were 176,239,707 Class A Common Stock shares issued and outstanding, having 176,239,707 for any matter that may be voted upon by the shareholders of the Company. This Information Statement will be mailed to all shareholders of record as of July, 15, 2003.



By order of the Board of Directors.                             July 15, 2003


                                      /S/  THOMAS HEMINGWAY
                                      --------------------------
                                      THOMAS HEMINGWAY
                                      CHIEF EXECUTIVE OFFICER
                                      ESYNCH CORPORATION

                               ESYNCH CORPORATION.
                            (a Delaware Corporation)
                        One Technology Drive, Building H
                                Irvine, CA 92618
                  (Principle Executive Offices of the Company)

                              INFORMATION STATEMENT

                  DATE FIRST MAILED TO SHAREHOLDERS OF RECORD:
                                  July 15, 2003

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                  INTRODUCTION

This Information Statement is being furnished to the shareholders of record of eSynch Corporation, a Delaware corporation (the "Company"), as of July 15, 2003, pursuant to the requirements of Regulation 14C under the Securities Exchange Act 1934, as amended. Certain shareholders having more than fifty percent (50%)of the total voting shares of the Company have provided their written consent to the proposed actions as set forth within this Information Statement, which actions shall take effect no sooner than 14 calendar days following the mailing of the herein Information Statement. The certain shareholder's written consents cover the following shareholder actions:

         (i) an Action by Written Consent dated July 15, 2003, of the Stockholders of the Company on the amendment to the Articles of Incorporation of the company, as amended, To approve an amendment to the Certificate of Incorporation in order to provide for a stock combination (reverse split) of the Common Stock in an exchange ratio to be approved by the Board, ranging from one newly issued share for each two outstanding shares of Common Stock to one newly issued share for each forty outstanding shares of Common Stock and the approval of a name change for the Company from eSynch Corporation to Mergence Corporation.


A copy of the Written Consents are attached as Exhibit "A" to this Information Statement. Management of the Company is utilizing the Written Consents in order to save expense and time.

Certain shareholders of the Company having more than fifty percent (50%) of the issued and outstanding shares of the Company's common stock (the "Common Stock") have provided written consents to a stock combination. See "Vote Required"; "Other Information Regarding the Company - Security Ownership of Certain Beneficial Owners and Management"; and "Directors and Executive Officers". See "Matters Set Forth in the Written Consents".

Shareholders of record at the close of business on July 15, 2003, are being furnished copies of this Information Statement. The principal executive office of the Company is located at One Technology Dr., Bldg. H Irvine, CA 92618, and the Company's telephone number is (949) 753-0590.

                    MATTERS SET FORTH IN THE WRITTEN CONSENTS

The Written Consents contain:

         (i) A Resolution dated July 15, 2003, to amend the Certificate of Incorporation in order to provide for a stock combination (reverse split) of the Common Stock in an exchange ratio to be approved by the Board, ranging from one newly issued share for each two outstanding shares of Common Stock to one newly issued share for each forty outstanding shares of Common Stock and the approval of a name change for the Company from eSynch Corporation to Mergence Corporation.


Shareholders representing 51.43% of the votes of the currently issued and outstanding shares of Common Stock have executed the Written Consents, thereby ensuring the stock combination and name change. See "Other Information Regarding The Company - Security Ownership of Certain Beneficial Owners and Management."

Set forth below is a table of the stockholders who have executed the Written Consents and, to the best of the Company's knowledge, the number of shares of Common Stock beneficially owned by such stockholders as of July 15, 2003:

Common . . . . . . . . . . . . . . . . . . . . . . . .  . . . .      Shr.s      Votes/Shr.   Common Votes   % of Total Votes
                ------------------------------------------------  -----------  -------------  ------------  -----------------
Total Common Iss
Votes by Writtenued and Outstanding Votes Possible . . . . . . .                           1   176,239,707            100.00%
Beneficial  Owner Consent For Increase in Issue-able Common Stoc
----------------------------------------------------------------

Angos Property,
Intercoastal HolLtd.   . . . . . . . . . . . . . . . . . . . . .    5,123,263              1     5,123,263              2.90%
Stonestreet Limidings, LLC . . . . . . . . . . . . . . . . . . .    3,322,970              1     3,322,970              1.86%
Aspen Internatioted Partnership. . . . . . . . . . . . . . . . .    1,682,516              1     1,682,516               .95%
LightLine Limitenal, Ltd.  . . . . . . . . . . . . . . . . . . .    8,538,771              1     8,538,771              4.84%
Manchester Assetd  . . . . . . . . . . . . . . . . . . . . . . .      487,930              1       487,930               .28%
Manchester Asset Management  . . . . . . . . . . . . . . . . . .    2,582,663              1     2,585,663              1.46%
Aspen Internatio Management . . . . . . . . . . . . . . . . .  .      570,000              1       570,000               .32%
Doug DeCinces . nal Limited . . . . . . . . . . . . . . . . . .     3,250,000              1     3,250,000              1.84%
Thomas Parker . . . . . . . . . . . . . . . . . . . . . . . .  .      684,090              1       684,090               .38%
George Lefevre. . . . . . . . . . . . . . . . . . . . . . . .  .    4,138,000              1     4,138,000              2.34%
Scott Absher . .. . . .. . . . . . . . . . . . . . . . . . .  .     2,000,000              1     2,000,000              1.13%
Charles Lewis  . . . . . . . . . . . . . . . . . . . . . . . . .    2,000,000              1     2,000,000              1.13%
Lee Puglisi. . . . . . . . . . . . . . . . . . . . . . . . . . .    2,000,000              1     2,000,000              1.13%
Scott Jackson. . . . . . . . . . . . . . . . . . . . . . . . . .    1,025,000              1     1,025,000               .58%
Tom Hemingway. . . . . . . . . . . . . . . . . . . . . . . . . .    2,215,100              1     2,215,000              1.25%
T. Richard Hutt. . . . . . . . . . . . . . . . . . . . . . . . .   17,951,438              1    17,951,438             10.18%
James Budd . . . . . . . . . . . . . . . . . . . . . . . . . . .   11,035,768              1    11,035,768              6.26%
Mark Utzinger. . . . . . . . . . . . . . . . . . . . . . . . . .   11,032,920              1    11,032,920              6.26%
Danny Loy. . . . . . . . . . . . . . . . . . . . . . . . . . . .   10,000,000              1    10,000,000              5.67%
                 . . . . . . . . . . . . . . . . . . . . . . . .    1,000,000              1     1,000,000               .57%

                                          Total                     90,640,429             1    90,640,429             51.43%


                                  VOTE REQUIRED

Counterpart copies of the Written Consents evidencing a majority of the outstanding shares of Common Stock, must be received by the Company within sixty days of the earliest dated consent delivered by the Company in order to effectuate the matters set forth therein. As of March 26, 2003 (the dates of the Written Consents), 176,239,707 shares of Common Stock were issued and outstanding with votes of 176,239,707 votes thus, Stockholders representing no less than 88,119,853 votes from Common Stock, were required to execute the Written Consents to effect the matter set forth therein. As discussed under "Matters Set Forth in the Written Consents," shareholders owning approximately 90,640,429 votes, or 51.43% of the votes of Common Stock, have executed the Written Consents and delivered them to the Company as required by law within the 60 day period, thereby ensuring the stock combination and name change.

CERTAIN EFFECTS OF THE REVERSE SPLIT

The following table illustrates the principal effects of the Reverse Split to the 176,239,707 shares of Common Stock outstanding as of July 15, 2003:



COMMON SHARES:
--------------
                                                               PRIOR TO        AFTER 1 FOR 2    AFTER 1 FOR 40
                                                                REVERSE           REVERSE            REVERSE
     NUMBER OF SHARES                                         STOCK SPLIT      STOCK SPLIT        STOCK SPLIT
     ----------------                                         -----------      -----------        -----------
Common Stock:
Authorized..........................................          250,000,000       250,000,000         250,000,000

Outstanding ........................................          176,239,707        88,119,853           4,405,992

Available for Future
 Issuance ..........................................           73,760,293       161,880,147         245,594,008

                     OTHER INFORMATION REGARDING THE COMPANY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth to the best of the Company's knowledge the number of shares beneficially owned as of July 15, 2003, by (1) each of the current Executive Officers and Directors of the Company (ii) each person (including any "group" as that term is defined in Section 12(d)(3) of the Exchange Act) who beneficially owns more than 5% of the Common Stock, and (iii) all current Directors and officers of the Company as a group.


                                              SHARES BENEFICIALLY OWNED
                                              --------------------------
                                           COMMON                PREFERRED
                                           ------                ---------
NAME OF BENEFICIAL OWNER              NUMBER     PERCENT      NUMBER    PERCENT
------------------------              ------     -------      ------    -------
Thomas Hemingway(1)                 17,951,438    10.18%         0          0%
James H. Budd(2)                    11,032,920     6.26%         0          0%
T. Richard Hutt(3)                  11,035,768     6.26%         0          0%
All Directors and Executive
Officers as a group (3 Persons)     40,020,126    22.70%         0          0%


(1) Includes 842,500 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable. Includes 111,395 shares owned by Ms. Detra Mauro Hemingway, the spouse of Mr. Hemingway.

(2) Includes 387,000 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.

(3) Includes 376,932 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.


DIRECTORS AND EXECUTIVE OFFICERS




NAME                    POSITION(S) WITH THE COMPANY               AGE
----------------------------------------------------------------------
Thomas Hemingway        Chairman and Chief Executive Officer        46

T. Richard Hutt         Director, Vice President and                64
                        Secretary/Treasurer

James H. Budd           Director and Vice President                 62


THOMAS HEMINGWAY
-----------------

On August 5, 1998, Mr. Hemingway became the Chief Executive Officer and Chairman of the Company pursuant to the Agreement and Plan of Share Exchange among the Company, Intermark Corporation, a California corporation ("Intermark"), and Intermark's security holders upon the consummation of that transaction. A co-founder of Intermark, from October 1995 to the present Mr. Hemingway served as Chief Executive Officer and in other senior management positions at Intermark, a software publishing, sales and marketing company. From August 1994 to September 1995, Mr. Hemingway operated a consulting business specializing in software sales and marketing. From January 1994 to July 1994, Mr. Hemingway was chief operating officer at Ideafisher Systems, an artificial intelligence associative processing software company. From August 1993 to December 1993, Mr. Hemingway was serving as a consultant with L3, an edutainment software company. From January 1993 to July 1993, Mr. Hemingway was involved in computer-related consulting in the capacity of chief executive officer of Becker/Smart House, LV, a home automation enterprise. In 1992, Mr. Hemingway was involved in making private investments in various industries. Previously, from 1987 to 1991, Mr. Hemingway founded and served as president of Intellinet Information Systems, a provider of network services and systems. Earlier in his career, Mr. Hemingway was a founder of Omni Advanced Technologies, a research and development firm developing products for the computer and communications industry.


JAMES H. BUDD
--------------

Mr. Budd was elected to the Board of Directors on October 27, 1998. In August, 1998, Mr. Budd became a Vice President of the Company pursuant to the Agreement and Plan of Share Exchange among the Company, Intermark and Intermark's security holders. A co-founder of Intermark, from October 1995 to the present Mr. Budd has served as Vice President of Marketing and in other executive capacities of Intermark, a software publishing, sales and marketing company. From August 1994 to September 1995, Mr. Budd operated a consulting business specializing in software sales and marketing. From March 1994 to July 1994, Mr. Budd was vice president of marketing at Ideafisher Systems, an artificial intelligence / associative processing software company. From November 1993 to February 1994, Mr. Budd was involved in making private investments in various industries. Previously, from July 1978 to October 1993, Mr. Budd was founder and chief executive officer of Command Business Systems, a developer of business software products. Earlier in his career, Mr. Budd held marketing and sales management positions at Unisys, Nixdorf, Tymshare, and Prime Computer.

T. RICHARD HUTT
---------------

Mr. Hutt was elected to the Board of Directors on October 27, 1998. In August, 1998, Mr. Hutt became a Vice President and the Secretary of the Company pursuant to the Agreement and Plan of Share Exchange among the Company, Intermark and Intermark's security holders. A co-founder of Intermark, from October 1995 to the present Mr. Hutt has served as Vice President of Sales and Secretary of Intermark. From September 1992 to September 1995, Mr. Hutt was distribution sales manager for Strategic Marketing Partners, a leading national software and technology marketing firm. Previously, he was in the communications and mini-computer industry with TRW where he formed the Canadian subsidiary as vice president of sales. He moved to TRW's Redondo Beach headquarters and managed the western division until Fujitsu acquired the business unit. Before joining TRW, he was with NCR's financial sales division in Canada. Prior to that he managed the VAR division at Wang Laboratories. Moving to Matsushita, he played a key role in the development of the distribution channel for their Panasonic products.

LEGAL PROCEEDINGS

We are involved in several lawsuits in the normal course of business and all amounts for exposure to these lawsuits have been recorded in our financial statements except as noted below.

On April 3, 2001, a lawsuit was filed by BFree Ltd. in Superior Court, County of Orange, California, against the Company as successor to Innovus Corporation, seeking $25,544 for goods and services claimed to have been provided to Innovus during 1997. The claim is included in pre-acquisition liabilities on the accompanying balance sheets. Subsequent to December 31, 2001 the Company entered into a settlement agreement with Bfree Ltd. Under the agreement the Company is to pay $4,000 in monthly increments of $500 starting on March 15, 2002. The amount bears interest at 10%.

On July 26, 2001, Bixby Land Company, the Company's landlord, filed an unlawful detainer action to recover delinquent rent and penalties in the amount of approximately $125,000. On November 1st, 2001 the Company relocated its corporate offices to 29 Hubble Irvine, CA 92618. In October a settlement agreement with Bixby Land Company was reached regarding a settlement of the Company's liability of $808,134 with respect to a lease obligation for the Tustin facility. The settlement agreement provided that the Company would be release from all future payments under the terms of the lease if the Company made payments totaling $100,000 and transferred the Company's existing $60,010 security deposit to the landlord. The Company did not make the required payments under the settlement agreement. In October 2001, Bixby received a judgment against the Company for $136,058. As of December 31, 2001, the Company accrued the $136,058 and expensed the security deposit. Additionally in conjunction with this event the Company has written off the total net asset value of its leasehold improvements of $51,174.

On August 9, 2001, an action was filed in California Superior Court, County of Orange, against the Company, certain officers and its current Directors by Donald C. Watters, the Company's former president, chief operating officer and director, claiming breaches of contract, good faith and fair dealing, and fiduciary duty, and adverse employment action in violation of public policy. Mr. Watters is seeking general damages of not less than $2,780,000, punitive damages, interest, attorney's fees and court costs. Mr. Watters was terminated by the Company for cause. The Company believes that the claims are without merit and intends to vigorously defend the action and thus nothing has been accrued as of December 31, 2001.

On August 10, 2001, a lawsuit was filed by Kforce.com seeking to collect approximately $43,000 to be owed under a consulting services agreement. During 2001, the Company stipulated a judgment in favor of Kforce.com. The judgment is fully accrued in the Company's financial statements as of December 31, 2001.

In September, 2001 a lawsuit was filed by Technopolis Communications, Inc. in the Superior Court of California, County of Orange, against Innovus Corporation, dba eSynch Corporation, seeking $35,733 for services claimed to have been provided to eSynch. The case is currently in the discover stage and a mandatory settlement conference date has been set. As of December 31, 2001 the Company has accrued $50,000.

On April 8, 2002 Adams Business Media filed a request for entry of default for $11,000 for advertising services. The request was not contested. This amount has been included in the account payable liability account.

On April 17, 2002 a request for Entry of Default was filed by Information Leasing Corporation for $179,364. The request was not contested. This amount was fully accrued in Capital Lease Obligations - Current Portion as of March 31, 2002.

On May 21, 2002 Internap filed a request for entry of default with no specified amount. The request was not contested. As of June 30, 2002 the Company carried a balance of $17,798 for this vendor in accounts payable.

On May 31, 2002 Reuters Newsmedia filed a request for entry of default with no specified amount. The Company believes the summons was not properly served and the request is therefore invalid. As of June 30, 2002 the Company carried a balance of $70,000 for this vendor in accounts payable.

CERTAIN TRANSACTIONS

On April 1, 1999, the Company acquired Kiss Software Corporation, a California corporation (Kissco). Donald C. Watters, Jr. was a major shareholder of Kissco and received in that acquisition 381,270 shares of Common Stock, and the Company also assumed a Kissco option entitling Mr. Watters to acquire 48,568 shares of Common Stock at a price of $ 2.11 per share. Robert B. Way was also a shareholder of Kissco and received in the acquisition 32,430 shares of Common Stock, and the Company also assumed a Kissco option entitling Mr. Way to acquire 19,427 shares of Common Stock at $2.11 per share.

On September 30, 1999, the Company acquired Oxford Media Corporation, a Delaware corporation, for 450,000 shares of the Company's Common Stock. Oxford Media Corporation was controlled by Mr. Norton Garfinkle. In addition, for consulting services and services as a director of the Company, Mr. Garfinkle received warrants to purchase 450,000 shares of Common Stock.

On March 1, 2000, the Company entered into a License Agreement with Garfinkle Limited Partnership II, of which Norton Garfinkle, a director and shareholder of the Company, is a Partner. The License Agreement grants the Company the use of two patents for use in the video-on-demand segment of the Company's business. As consideration for the grant of license, Garfinkle Limited Partnership II was given a warrant for 950,000 shares of the Company's common stock plus the Company will pay a royalty of five percent of the gross revenue paid by end users as a result of the use of the Patents.

On June 14, 2000, the Company borrowed $450,000 from Norton Garfinkle, a director and shareholder, evidenced by an unsecured note bearing interest at eight percent and due on demand. On January 10, 2001, the Company renegotiated the terms of the terms of the note requiring Mr. Garfinkle to deliver to the Company a written notice at least 20 days prior to demand for repayment. In consideration of the change in payment terms, the Company issued to Mr. Garfinkle a warrant to purchase 250,000 shares of the Company's common stock.

On August 28, 2000, the Company loaned Thomas Hemingway, Chairman and Chief Executive Officer, and a director of the Company, the sum of $500,000 evidenced by a promissory note bearing interest at ten percent per annum, due and payable on February 24, 2001. As of the date hereof, $300,000 plus accrued interest remains outstanding, of which $300,000 was recorded in the Company's accounting records as income to Mr. Hemingway for the year-ended December 31, 2000.

As reflected in the 8-K filed July 31, 2002, Pursuant to an Escrow Agreement and Irrevocable Proxy (the "Agreement") effective as of July 31, 2002, between eSynch and NACIO SYSTEMS, INC., a California corporation ("Nacio"), eSynch will purchase from Nacio all of the issued and outstanding shares of common stock of Nacio. Nacio is California based and provides high-reliability hosting, commercial-grade Internet connectivity and outsourcing solutions and support services for businesses that rely on the Internet for daily operations. On March 12, 2002, Nacio filed for voluntary Chapter 11 bankruptcy in the United State Bankruptcy Court, Northern District of California, Santa Rosa Division (the "Court"), Chapter 11 Case No. 02-10596. The transaction will be consummated upon completion of Nacio's plan of reorganization and acceptance of this plan by the court. eSynch intends to continue in this line of business. eSynch will acquire one hundred percent (100%) ownership interest in Nacio in exchange for 30,000,000 shares of eSynch's common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and NASDAQ. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

The Company has been registered pursuant to Section 12 of the Securities Exchange Act of 1934 since September 23, 1990 and, by reason thereof, all officers, directors and 10% or more shareholders of the Company became obligated to file Forms 3, 4 and 5, describing the ownership of securities in the Company and any changes thereto, as they may apply, since that date. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and representations made to the Company, no other reports were required, during and with respect to the fiscal year ended December 31, 2000 and all Reporting Persons have complied with all filing requirements applicable to them.

                                    EXHIBIT A

                               ESYNCH CORPORATION

          NOTICE PUSUANT TO SECTION 228 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

TO: ALL STOCKHOLDERS

1. PLEASE TAKE NOTICE THAT Stockholders owning at least a majority of the outstanding stock of eSYNCH CORPORATION, by written consent dated July 15, 2003 have duly adopted the following resolution:
         "a resolution approving an amendment to the Corporation's Certificate of Incorporation, as amended, to provide for a stock combination (reverse split) of the Common Stock in an exchange ratio to be approved by the Board, ranging from one newly issued share for each two outstanding shares of Common Stock to one newly issued share for each forty outstanding shares of Common Stock and the approval of a name change for the Company from eSynch Corporation to Mergence Corporation.


DATE: July 15, 2003


                BY: /S/ THOMAS HEMINGWAY
                   ----------------------------------------
                   THOMAS HEMINGWAY
                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER